Exhibit 99.1

CONTACT: Jeffrey D. Miller

Executive Vice President and Chief Financial Officer

Phone: (717) 426-1931

E-mail: investors@donegalgroup.com

Donegal Group Inc. Announces Consolidation

of Salisbury, Maryland Branch Office

MARIETTA, Pennsylvania, April 3, 2018 – Donegal Group Inc. announced that the Donegal Insurance Group plans to consolidate the Salisbury, Maryland branch office operations of The Peninsula Insurance Company (“Peninsula”) into its Marietta, Pennsylvania home office operations effective July 2, 2018 to achieve economies of scale and enhance service levels for policyholders of Peninsula.

Peninsula, which Donegal Group Inc. acquired in 2004, provides personal and commercial insurance products in various states, including a specialized line of commercial garage insurance products in nine of the 26 states in which the Donegal Insurance Group conducts business. The Donegal Insurance Group expects to expand its distribution of Peninsula’s commercial garage insurance products to additional states over time.

About the Donegal Insurance Group

Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. (NASDAQ: DGICA and DGICB) conduct business together as the Donegal Insurance Group. The Donegal Insurance Group offers personal and commercial property and casualty lines of insurance in 26 Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).